                                                                  EXHIBIT (A)(7)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED
     MAY 29, 1997, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING
     MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS
        OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE
           OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE
           WITH THE LAWS OF SUCH JURISDICTION. IN THOSE
               JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER
               LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED
                  BROKER OR DEALER, THE OFFER SHALL BE DEEMED
                  TO BE MADE ON BEHALF OF THE PURCHASER BY
                      ONE OR MORE REGISTERED BROKERS
                          OR DEALERS LICENSED UNDER
                          THE LAWS OF SUCH
                                 JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            DAKA INTERNATIONAL, INC.
                                       AT
                              $7.50 NET PER SHARE
                                       BY

                             COMPASS HOLDINGS, INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                               COMPASS GROUP PLC

  Compass Holdings, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Compass Group PLC, a public limited company incorporated in England and Wales ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Daka International, Inc., a Delaware corporation (the "Company"), at $7.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 29, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 25, 1997, UNLESS THE OFFER IS EXTENDED. THE PURCHASER HAS AGREED TO EXTEND THE OFFER UNTIL THE FIRST BUSINESS DAY FOLLOWING THE DISTRIBUTION RECORD DATE (AS DEFINED BELOW).

  THE OFFER IS BEING MADE AS PART OF A SERIES OF TRANSACTIONS THAT ARE EXPECTED TO RESULT IN (A) THE DISTRIBUTION TO THE COMPANY'S STOCKHOLDERS OF SHARES OF STOCK IN A NEW ENTITY THAT WILL OWN ALL THE BUSINESSES OF THE COMPANY, INCLUDING THE FUDDRUCKERS AND CHAMPPS RESTAURANT CHAINS, OTHER THAN ITS FOODSERVICE BUSINESS (AS DEFINED BELOW) AND (B) THE ACQUISITION OF THE COMPANY'S FOODSERVICE BUSINESS BY PARENT PURSUANT TO THE OFFER AND MERGER DESCRIBED HEREIN.

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  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 27, 1997 ( the "Merger Agreement"), among Parent, the Purchaser, Compass Interim, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser, ("Compass Interim"), and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law, Compass Interim will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than, with certain exceptions described in the Merger Agreement, Shares held by the Company as treasury stock or by any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive cash without interest in an amount equal to the price per Share paid pursuant to the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE DISTRIBUTION, DETERMINED THAT THE OFFER, THE MERGER AND THE DISTRIBUTION ARE FAIR TO THE STOCKHOLDERS OF THE COMPANY AND ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

  The Offer is conditioned upon, among other things, there being validly tendered (including Shares that remain subject to guaranteed delivery procedures) and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, when added to the number of Shares then beneficially owned by Parent, Purchaser and its affiliates or Compass Interim (including the Shares (the "Series A Converted Shares") into which the shares of Series A Preferred Stock of the Company to be acquired pursuant to the Series A Preferred Stock Purchase Agreement (as defined in the Offer to Purchase) are convertible), constitutes at least two-thirds of the sum of the total number of Shares then outstanding plus the number of Series A Converted Shares and represents at least two-thirds of the voting power of all shares of capital stock of the Company that would be entitled to vote on the Merger (the "Minimum Condition").

  Effective as of the closing of the Offer, the Company will distribute (the "Distribution") common stock (the "UCRI Shares") of Unique Casual Restaurants, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of the Company ("UCRI"), to the holders of Shares on a record date to be determined by the Board of Directors of the Company (the "Distribution Record Date"), pursuant to a Reorganization Agreement, dated as of May 27, 1997, among the Company, Daka, Inc., UCRI, Parent and Purchaser (the "Reorganization Agreement"). Because the Purchaser will not accept Shares for payment pursuant to the Offer until the Distribution Record Date has occurred, a record holder of Shares who tenders Shares pursuant to the Offer (and who does not subsequently withdraw and sell such Shares) will be the record holder thereof on the Distribution Record Date. Accordingly, in the event that Shares are accepted for payment pursuant to the Offer, such record holders will be entitled to receive, in respect of each Share tendered, $7.50 net in cash from the Purchaser and one UCRI Share from the Company. As a result of the Distribution, UCRI will own and operate all the businesses of the Company and its subsidiaries, including the Fuddruckers and Champps restaurant chains, other than the food catering, contract catering and vending business as conducted by the Company and its wholly owned Daka, Inc. subsidiary and certain other assets and liabilities (the "Foodservice Business"). After the Distribution, the Company will continue to own only the Foodservice Business and, accordingly, upon consummation of the Offer and the Merger, Parent will have acquired only the Foodservice Business. Consummation of the Offer is conditioned upon, among other things, the Distribution Record Date having been set (the "Distribution Condition"). The Distribution Record Date is not expected to occur before June 24, 1997. The Merger is conditioned upon, among other things, the Distribution having been consummated in all material respects. The distribution of the UCRI Shares pursuant to the Distribution is conditioned upon the Purchaser having accepted for payment Shares tendered pursuant to the Offer. In the Merger Agreement, the Purchaser has agreed to extend the Offer until immediately after the Distribution Record Date. The Company has advised Parent and the Purchaser that, prior to the time notice of the Distribution Record Date is given and at least ten days prior to the Expiration Date (as defined below), it will distribute to holders of Shares an information statement with respect to the business, operations and management of UCRI (the "Information Statement"). See Section 10.

  The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) subject to the terms of the Merger Agreement, extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) subject to the terms of the Merger Agreement, waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

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  The Purchaser reserves the right, at any time or from time to time in accordance with the terms of the Merger Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to The Bank of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after July 27, 1997 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

  The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has agreed to provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                      (logo of MACKENZIE PARTNERS, INC.)

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

May 29, 1997